                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]       Preliminary Proxy Statement              [ ] Confidential, for Use of the Commission Only (as
                                                       permitted by Rule 14a-6(e)(2))
[X]       Definitive Proxy Statement
[ ]       Definitive Additional Materials
[ ]       Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           VION PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

        Payment of Filing Fee (Check the appropriate box):

          [X] No fee required.

          [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
              0-11

          (1) Title of each class of securities to which transaction applies

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4) Proposed maximum aggregate value of transaction:

          (5) Total fee paid:

          [ ] Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange
              Act Rule 0-11(a)(2) and identify the filing for which the Offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1) Amount previously paid:

          (2) Form, Schedule or Registration Statement No.:

          (3) Filing party:

          (4) Date filed:

                           VION PHARMACEUTICALS, INC.
                                 4 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 498-4210


                                                              September 18, 2000


Dear Fellow Stockholder:

         You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 3:00 p.m., on Monday, October 23, 2000, at the Kitano Hotel, 66 Park Avenue, New York, New York 10016.

         This year you are being asked to: (i) elect eight directors; (ii) approve the amendment to the Company's certificate of incorporation to create a classified board of directors consisting of three classes of directors, (iii) approve the adoption of Vion Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan and (iv) ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2000. At the meeting, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

         We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

         Thank you for your cooperation.

                                   Very truly yours,

                                   /s/ Alan Kessman

                                   Alan Kessman
                                   President and Chief Executive Officer

                           VION PHARMACEUTICALS, INC.

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   ----------


                                                          New Haven, Connecticut
                                                              September 18, 2000


         Notice is hereby given that the Annual Meeting of Stockholders of Vion Pharmaceuticals, Inc. will be held on Monday, October 23, 2000 at 3:00 p.m., at the Kitano Hotel, 66 Park Avenue, New York, New York 10016, for the following purposes:

         (1) To elect eight directors to hold office until the next annual meeting of stockholders or until their successors are elected and qualified;

         (2) To amend the Company's certificate of incorporation to create a classified board of directors consisting of three classes of directors;

         (3) To consider and vote on the approval of the adoption of Vion Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan;

         (4) To consider and vote on the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000; and

         (5) To transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

         Stockholders of record of the Company's Common Stock and the Company's Class A Convertible Preferred Stock at the close of business on September 14, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournments of the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                   /s/ Thomas Mizelle

                                   Thomas Mizelle
                                   Secretary

                           VION PHARMACEUTICALS, INC.
                                 4 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                               GENERAL INFORMATION

PROXY SOLICITATION

         This Proxy Statement is furnished to the holders of Common Stock and Class A Convertible Preferred Stock of Vion Pharmaceuticals, Inc. (the "Company") in connection with the solicitation by and on behalf of our Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held on Monday, October 23, 2000, or at any adjournments of the Annual Meeting. The purpose of the meeting and the matters to be acted upon are described in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the accompanying proxy card are being mailed to the Stockholders on or about September 19, 2000.

         Execution and return of the enclosed proxy card are being solicited by and on behalf of our Board of Directors for the purposes set forth in the foregoing notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, telefax, personal interviews and other methods of communication. We have engaged the firm of Corporate Investor Communications, Inc. to assist us in the distribution and solicitation of proxies and have agreed to pay CIC a fee of approximately $6,000, plus expenses, for its services.

REVOCABILITY AND VOTING OF PROXY

         A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock and Class A Preferred Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposals No. 1, 2, 3 and 4 as set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS


         Only stockholders of record at the close of business on September 14, 2000 are entitled to notice of and to vote at the Annual Meeting. On September 14, 2000 there were 26,102,514 shares of Common Stock outstanding and 4,225 shares of Class A Preferred Stock outstanding; each share of Common Stock is entitled to one vote and each share of Class A Preferred Stock is entitled to
2.777777 votes on the matters to be presented at the Annual Meeting. The total number of votes entitled to be cast at the Annual Meeting is 26,114,250. The holders of a voting majority of the outstanding shares that may be voted at the meeting, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker non-votes on the specific items to be brought before the Annual Meeting of Stockholders is discussed under each item.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK


The following table sets forth information as of September 12, 2000 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of our Common Stock and Class A Preferred Stock of: (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock or Class A Preferred Stock;
(ii) each of our current directors; (iii) each of our executive officers who received over $100,000 in compensation from us during the 1999 fiscal year; and
(iv) all of our current directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed and the address of each beneficial owner is c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.




                                                                                   CLASS A
                                                     COMMON STOCK             PREFERRED STOCK (1)         TOTAL NUMBER OF
                                                ----------------------       --------------------            SHARES OF
                                                  NUMBER                     NUMBER                        COMMON STOCK
                                                    OF                         OF                          BENEFICIALLY
DIRECTORS, OFFICERS & 5% STOCKHOLDERS             SHARES       PERCENT       SHARES       PERCENT             OWNED
-------------------------------------           ---------      -------       ------       -------             -----
Michel C. Bergerac.......................         50,000(2)       *            0             --               50,000
Frank T. Cary............................         72,718(3)       *            0             --               72,718
James L. Ferguson........................         36,000(4)       *            0             --               36,000
Alan Kessman.............................        424,000(5)      1.5%          0             --              424,000
William R. Miller........................        189,406(6)       *            0             --              189,406
Alan C. Sartorelli, Ph.D.................        399,958(7)      1.4%          0             --              399,958
Walter B. Wriston........................         67,718(8)       *            0             --               67,718
Terrence W. Doyle, Ph.D..................        299,774(9)      1.0%          0             --              299,774
Mario Sznol, M.D. .......................         31,250(10)      *            0             --               31,250
Thomas E. Klein..........................        141,885(11)      *            0             --              141,885
Thomas Mizelle...........................        166,810(12)      *            0             --              166,810
Bijan Almassian, Ph.D....................         48,125(13)      *            0             --               48,125
Ivan King, Ph.D..........................         60,700(14)      *            0             --               60,700
John A. Spears...........................        317,863         1.1%          0             --              317,863

OTHER BENEFICIAL OWNERS
-----------------------------------------
Elliott Associates, L.P.
Westgate International, L.P.
Martley International, Inc.
   c/o Elliott Associates, L.P.
   712 Fifth Avenue, 36th Floor
   New York, NY 10019....................     2,592,313(15)       9.0%         0             --            2,592,313
Robert Klein and Myriam Gluck
   3840 North 40th Avenue
   Hollywood, FL 33021...................          --             --         2,319         54.9%               6,442
Mark Lawrence Dunetz
   230 Riverside Drive, Apt. 8-K
   New York, NY 10025....................          --             --         1,214         28.7%               3,373
All directors and executive officers as a
   group (14 persons)....................     2,306,207(16)       8.0%         0             --            2,306,207


----------
*Less than one percent

(1)    The Class A Preferred Stock is convertible into Common Stock by dividing
       (i) the sum of the $10.00 per share stated value by (ii) $3.60 per share (as adjusted from time to time for certain events of dilution). As of September 12, 2000, each share of Class A Preferred Stock was convertible into 2.777777 shares of Common Stock.

(2)    Includes 20,000 shares issuable upon exercise of options.

(3)    Includes 10,000 shares issuable upon exercise of options.

(4)    Includes 30,000 shares issuable upon exercise of options.

(5)    Includes 400,900 shares issuable upon exercise of options.

(6)    Includes 11,250 shares issuable upon exercise of options.

(7) Includes 190,874 shares beneficially owned by Dr. Sartorelli's wife, as to which Dr. Sartorelli disclaims beneficial ownership. Also includes 11,250 shares issuable upon exercise of options.

(8)    Includes 13,750 shares issuable upon exercise of options.

(9) Includes 86,600 shares held by Dr. Doyle's wife and children, as to which Dr. Doyle disclaims beneficial ownership. Also includes 28,050 shares issuable upon exercise of options.

(10)   Consists of shares issuable upon exercise of options.

(11) Includes 119,400 shares issuable upon exercise of options. Also includes 856 shares of common stock held by Mr. Klein's wife and children.

(12) Includes 145,800 shares issuable upon exercise of options. Also includes 488 shares of common stock held by Mr. Mizelle's children.

(13)   Includes 28,125 shares issuable upon exercise of options.

(14)   Consists of shares issuable upon exercise of options.

(15)   Beneficial ownership information is based upon data set forth in a
       Schedule 13D Amendment No. 7 filed with the SEC on May 24, 2000. Elliott Associates, L.P. owns 1,294,944 shares of Common Stock. Westgate International, L.P., which has its business address at c/o Midland Bank Trust Corporation (Cayman) Limited, P.O. Box 1109, Mary Street, Grand Cayman, Cayman Islands, British West Indies, owns 1,297,369 shares of Common Stock. Martley International, Inc. is the investment manager for Westgate International, L.P. and has shared voting and dispository power over the shares held by Westgate International, L.P. Martley International, Inc. disclaims beneficial ownership of all such shares.


(16)   Includes 910,475 shares issuable upon exercise of options.

                      PROPOSAL NO. 1 ELECTION OF DIRECTORS

         At the Annual Meeting, eight directors will be elected (constituting the entire Board of Directors). Each director is to hold office until the next Annual Meeting or until a successor is elected and qualified, unless the proposal to establish a classified Board of Directors is adopted by the Stockholders, as described in Proposal No. 2, in which case only directors designated as Class I directors will be elected at the next Annual Meeting. The persons named below have been nominated by the Board of Directors. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee by the persons named in the proxy or the size of the board may be reduced accordingly; however, the board is not aware of any circumstances likely to make any nominee unavailable for election.

         The nominees, their ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are:


                             IF PROPOSAL           YEAR FIRST
                              NO. 2 IS               BECAME
         NOMINEE               ADOPTED      AGE     DIRECTOR          PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
--------------------------  -------------   ---    -----------  ----------------------------------------------------------
William R. Miller.........  Class III       72        1995      Chairman of the Board of the Company since April 1995;
                                                                from February 1995 until April 1995, Chairman of the Board of OncoRx Inc. ("OncoRx"), which was merged into a
                                                                subsidiary of the Company (then known as MelaRx
                                                                Pharmaceuticals, Inc.) in April 1995; currently Chairman
                                                                of the Board of SIBIA Neurosciences, Inc., and a director
                                                                of ImClone Systems, Inc., Isis Pharmaceuticals, Inc.,
                                                                Transkaryotic Therapies, Inc., Westvaco Corporation and
                                                                Xomed Surgical Products Inc.; from 1964 until his
                                                                retirement in 1991, various positions with Bristol-Myers
                                                                Squibb Company, including Vice Chairman of the Board
                                                                commencing in 1985. (1)

Alan Kessman..............  Class II        53        1998      Chief Executive Officer of the Company since January 1999
                                                                and President of the Company since April 1999; Partner of
                                                                PS Capital, an international investment and management
                                                                advisor, since October 1998; from 1983 to 1998, Chairman,
                                                                President and Chief Executive Officer of Executone
                                                                Information Systems, Inc. and its subsidiary eLottery,
                                                                Inc.; and a director of Fastnet Corporation.

Alan C. Sartorelli, Ph.D..  Class I         68        1995      Professor of Pharmacology at Yale University School of
                                                                Medicine since 1967; Chairman of the Company's Scientific
                                                                Advisory Board since April 1995; Chairman of the OncoRx
                                                                Scientific Advisory Board from May 1993 to April 1995;
                                                                Director of Yale Comprehensive Cancer Center from 1984 to
                                                                1993.

Michel C. Bergerac........  Class I         68        1992      Chairman of M.C. Bergerac & Co., Inc., an investment
                                                                advisory firm, since 1985; from 1974 to 1985, Chairman of
                                                                the Board, President and Chief Executive Officer of
                                                                Revlon, Inc. (1)

Frank T. Cary.............  Class II        79        1995      Director of Celgene Corporation, Cygnus Therapeutic

                             IF PROPOSAL           YEAR FIRST
                              NO. 2 IS               BECAME
         NOMINEE               ADOPTED      AGE     DIRECTOR          PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
--------------------------  -------------   ---    -----------  ----------------------------------------------------------
                                                                Systems, ICOS Corporation, Lincare, Inc., Lexmark
                                                                International Group, Inc. and Teltrend, Inc; from 1973 to
                                                                1981, Chairman of the Board and Chief Executive Officer of
                                                                IBM. (1)

James L. Ferguson.........  Class I         74        1995      Director of ICOS Corporation; Chairman of the Board of
                                                                General Foods Corporation from 1974 until 1989 and
                                                                President from 1973 to 1977. (2)

Walter B. Wriston.........  Class II        81        1995      Director of ICOS Corporation, York International
                                                                Corporation and Cygnus, Inc.; retired as Chairman and
                                                                Chief Executive Officer of Citicorp and its principal
                                                                subsidiary, Citibank, N.A., in 1984 after having served as
                                                                Chief Executive Officer for 17 years. (2)

Charles K. MacDonald......  Class III       41        2000      Principal and founder of Morgandane Management Corp., an
                                                                independent investment advisory firm, since 1996. Analyst
                                                                and, later, Portfolio Manager at Stonington Management
                                                                Corp from 1987 to 1995. (2)

-----------------

(1)   Member of the Compensation Committee of the Board of Directors.

(2)   Member of the Audit Committee of the Board of Directors.

         During the fiscal year ended December 31, 1999, the Board of Directors held six meetings. Each incumbent director attended at least 75% of the meetings of the Board of Directors held and of all committees of the Board of Directors on which he served while he was a director of the Company, except for Mr. Ferguson, who attended four of the six meetings of the Board of Directors, and Mr. Spears, who attended one of the two meetings of the Board of Directors while he was a director of the Company. Mr. MacDonald was not a director during the fiscal year ended December 31, 1999.

         In April 1995, the Board of Directors established an Audit Committee to review the internal accounting procedures of the Company and to consult with and review the audit scope and results of the audit with the Company's independent auditors and the services provided by the auditors. The Audit Committee is composed of three non-employee directors, Messrs. Wriston, Ferguson and MacDonald. All members of the Audit Committee are independent as defined in the listing standards of the National Association of Securities Dealers. On June 1, 2000, the Board of Directors adopted an Audit Committee Charter that meets the requirements of the Securities and Exchange Commission and the National Association of the Securities Dealers. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix B. The Audit Committee met one time in 1999.

         In April 1995, the Board formed the Compensation Committee to administer the Company's stock option plans and the Company's executive compensation policies. Messrs. Bergerac, Cary and Miller are the members of this committee. The Compensation Committee held two meetings in 1999.

COMPENSATION OF DIRECTORS

         Directors are reimbursed for expenses actually incurred in connection with each meeting of the Board of Directors or any committee thereof attended. We also pay the Chairman of the Board $4,000 per meeting of the Board attended and each other non-employee or non-consultant director $1,000 for each such meeting attended. Various directors are also entitled to automatic grants of options under our Amended and Restated 1993 Stock Option Plan.

DIRECTORS' OPTIONS

         Our Amended and Restated 1993 Stock Option Plan provides for the automatic grant of non-qualified stock options to purchase shares of common stock to our directors who are not employees or principal stockholders. Eligible directors elected after August 1995 will be granted an option to purchase 20,000 shares of common stock on the date such person is first elected or appointed a director. Further, commencing on the day immediately following the date of the Annual Meeting of stockholders each eligible director, other than directors who received an initial director option since the last annual meeting, will be granted an option to purchase 15,000 shares of common stock (20,000 shares in the case of the chairman of the board) on the day immediately following the date of each annual meeting of stockholders. The exercise price for each share subject to a director option shall be equal to the fair market value of the common stock on the date of grant. Director options will expire the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the board. As an inducement to enter into an employment agreement, on January 11, 1999, we granted to Mr. Kessman options to purchase an aggregate of 980,000 shares of common stock. The foregoing grants consist of (1) an option to purchase 760,000 shares at an exercise price of $5.775, representing a 10% premium to the market price on the date prior to the date of grant, such option to vest 25% on July 11, 2000, 50% on July 11, 2001, 75% on July 11, 2002 and 100% on July 11, 2003 and (2) an option to purchase 220,000 shares at an exercise price of $5.25, representing the market price on the date prior to the date of grant, such option having vested in full on July 11, 1999, six months from the date of grant. In addition, during 1999, Messrs. Bergerac, Cary, Ferguson, Sartorelli and Wriston were each granted ten year options to purchase 15,000 shares of common stock at an exercise price of $5.063 per share and Mr. Miller was granted an option to purchase 20,000 shares on the same terms. Mr. MacDonald was granted an option to purchase 20,000 shares of common stock when he was first elected a director on June 1, 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

         Based upon a review of the forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1999 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that Dr. Almassian and Dr. King, who were elected officers in 1999, failed to file Form 3 on a timely basis.

VOTE REQUIRED

         The eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.


                                   MANAGEMENT


EXECUTIVE OFFICERS

         The following table contains the names and positions of the executive officers of the Company:

                   NAME                                              POSITION
-----------------------------------------------    -----------------------------------------------
Alan Kessman...................................    President, Chief Executive Officer and Director
Terrence W. Doyle, Ph.D. ......................    Vice President - Research & Development
Thomas E. Klein................................    Vice President - Finance and Chief Financial
                                                   Officer (1)
Thomas Mizelle.................................    Vice President - Operations and Secretary
Bijan Almassian, Ph.D.........................     Vice President - Development
Ivan King, Ph.D...............................     Vice President - Research
Mario Sznol, M.D..............................     Vice President - Clinical Affairs




----------------------
(1) Mr. Klein has indicated to the Company his intention to step down as an officer of the Company by November 15, 2000 and to leave the employ of the Company by December 31, 2000.

         Alan Kessman, age 53, has been the Company's Chief Executive Officer since

January 1999, the Company's President since April 1999 and has been a director of the Company since October 1998. Since October 1998, Mr. Kessman has been a partner of PS Capital, an international investment and management advisor. From 1983 to 1998, Mr. Kessman was Chairman, Chief Executive Officer and President of Executone Information Systems, Inc., a developer and marketer of voice and data communications systems, and its subsidiary eLottery, Inc.

         Terrence W. Doyle, Ph.D., age 57, has been the Company's Vice President of Research and Development since the merger with OncoRx and served in the same capacity for OncoRx from January 1994 until the merger. Dr. Doyle was an employee of the Bristol-Myers Squibb Company ("Bristol-Myers") from 1967 to 1993. From 1990 to 1993, Dr. Doyle was an Executive Director with Bristol-Myers. Dr. Doyle is the original holder of 41 U.S. patents for anti-infective, anti-inflammatory and anti-tumor agents and the author of over 100 published research articles and abstracts on cancer chemotherapy.

         Thomas E. Klein, age 51, has been the Company's Vice President - Finance and Chief Financial Officer since October 1995. From 1988 to 1994, Mr. Klein was Director of Finance and Treasurer of Novo Nordisk of North America, Inc.

         Thomas Mizelle, age 49, has been the Company's Vice President of Operations since the merger with OncoRx and has been the Company's Secretary since October 1995. Prior to the merger, Mr. Mizelle was Vice President of Business Development since August 1994. From May 1990 to July 1994, Mr. Mizelle served as Senior Vice President, Vice President of Sales and Marketing and Director of Sales of Immunex Corporation.

         Bijan Almassian, Ph.D., age 47, has been our Vice President, Development since March 1997 and was named an executive officer in July 1999. From September 1995 to March 1997, Dr. Almassian was our Director of Development. From 1994 to 1995, Dr. Almassian was the Director of Pharmaceutical development at Genelabs Technologies, where he was responsible for product development of several anticancer and antiviral drugs and biologics. Before joining Genelabs, he held several scientific positions at Genzyme/Integrated Genetics, Instrumentation Laboratories and Orion Research.

         Ivan King, Ph.D., age 45, has been our Vice President, Research since September 1995 and became an executive officer in July 1999. From 1990 to 1995, Dr. King was a Section Leader in the Department of Tumor Biology at Schering-Plough Research Institute in charge of the Cell Biology and In Vivo Biology groups where he was responsible for identifying targets, developing high throughput assays, evaluating in vitro and in vivo activities of drug candidates and recommending candidates for clinical development. Dr. King's first industrial position was as a Senior Research Scientist at Bristol-Myers Squibb.

         Mario Sznol, M.D., age 42, has been our Vice President, Clinical Affairs since September 1999 and became an executive officer in November 1999. From 1987 to 1999, Dr. Sznol worked for the National Cancer Institute, or NCI, a component of the National

Institutes of Health. Most recently he was Head of the Biologics Evaluation Section, Investigational Drug Branch, Cancer Therapy Evaluation Program. From March 1997 to October 1998, he served as acting Chief of NCI's Investigational Drug Branch, Cancer Therapy Evaluation Program. Prior to joining the NCI, Dr. Sznol conducted his fellowship in Medical Oncology, Department of Neoplastic Diseases, at Mt. Sinai School of Medicine, and his residency in Internal Medicine at Baylor College of Medicine in Houston. Dr. Sznol is on the editorial advisory boards of both the Journal of the National Cancer Institute and the Journal of Immunotherapy.

EXECUTIVE COMPENSATION

             Compensation Committee Report on Executive Compensation

         This Executive Compensation Report discusses the Company's executive compensation policies and the basis for the compensation paid to the Named Executive Officers, including the person serving as its chief executive officer during the year ended December 31, 1999.

         Compensation Policy. The Committee's policy with respect to executive compensation has been designed to:

              Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry;

              Reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term value of the Company; and

              Align the interests of the executive officers with those of the Company's Stockholders with respect to short-term operating goals and long-term increases in the price of the Company's common stock.

         The components of compensation paid to executive officers consist of:
(a) base salary, (b) incentive compensation in the form of annual bonus payments and stock options awarded by the Company under the Company's Amended and Restated 1993 Stock Option Plan and (c) certain other benefits provided to the Company's executive officers. The Company's Compensation Committee is responsible for reviewing and approving cash compensation paid by the Company to its executive officers and members of the Company's senior management team, including annual bonuses and stock options awarded under the Company's Amended and Restated 1993 Stock Option Plan, selecting the individuals who will be awarded bonuses and stock options under the Amended and Restated 1993 Stock Option Plan, and for determining the timing, pricing and amount of all stock options granted thereunder, each within the terms of the Company's Amended and Restated 1993 Stock Option Plan.

         The Company's executive compensation program historically has emphasized the use of incentive-based compensation to reward the Company's executive officers and members of senior management for the achievement of goals established by the board of directors. The Company uses stock options to provide an incentive for a substantial number of its officers and employees, including selected members of management, and to reward such officers and employees for achieving goals that have been established for the Company. The Company believes its incentive compensation plan rewards management when the Company and its Stockholders have benefited from achieving the Company's goals and targeted research and development objectives, all of which the Compensation Committee feels will dictate, in large part, the Company's future operating results. The Compensation Committee believes that its policy of compensating officers and employees with incentive-based compensation fairly and adequately compensates those individuals in relation to their responsibilities, capabilities and contribution to the Company, and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry.

         Components of Compensation. The primary components of compensation paid by the Company to its executive officers and senior management personnel, and the relationship of such components of compensation to the Company's performance, are discussed below:

              Base Salary. The Compensation Committee periodically reviews and approves the base salary paid by the Company to its executive officers and members of the senior management team. Adjustments to base salaries are determined based upon a number of factors, including the Company's performance (to the extent such performance can fairly be attributed or related to each executive's performance), as well as the nature of each executive's responsibilities, capabilities and contributions. In addition, the Compensation Committee periodically reviews the base salaries of its senior management personnel in an attempt to ascertain whether those salaries fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee believes that base salaries for the Company's executive officers have historically been reasonable in relation to the Company's size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company's industry.

              Incentive Compensation. As discussed above, a substantial portion of each executive officer's compensation package is in the form of incentive compensation designed to reward the achievement of short-term operating goals and long-term increases in stockholder value. The Company's Amended and Restated 1993 Stock Option Plan allow the Board of Directors or the Compensation Committee to grant stock options to executive officers and employees for the purchase of shares of the Company's common stock. Under the terms of the Amended and Restated 1993 Stock Option Plan, the Board of Directors and the Compensation Committee have authority, within the terms of the Amended and Restated 1993 Stock Option Plan, to select the executive officers and employees who will be granted stock options and to determine the timing, pricing and number of stock options to be awarded. The Compensation Committee believes that the stock options granted under the Amended and Restated 1993 Stock Option Plan reward executive officers only to the extent that Stockholders have benefited from increases in the value of the Company's common stock.

              Other Benefits. The Company maintains certain other arrangements for the benefit of its executive officers and members of senior management. The Company believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the Company's industry.

         Compensation of the Chief Executive Officer. As described elsewhere in this proxy statement, the Company has entered into an executive employment agreement with Mr. Kessman. The material terms of this executive employment agreement are described elsewhere. The Compensation Committee believes that the monthly compensation under such contract adequately and fairly compensates this executive officer in relation to his respective responsibilities, capabilities, contributions and dedication to the Company and secures for the Company the benefit of his leadership, management and financial skills and capabilities. Moreover, the Compensation Committee believes that the salary and other benefits are reasonable in relation to the responsibilities, capabilities, contributions and dedication of Mr. Kessman to the Company and are in line with the compensation earned by chief executive officers employed by companies of comparable size or within the Company's industry.


        Tax Deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to Named Executive Officers, excluding performance-based compensation. Through December 31, 1999, this provision has not limited our ability to deduct executive compensation, but the board of directors will continue to monitor the potential impact of
Section 162(m) on our ability to deduct executive compensation.



         Conclusion. The Compensation Committee believes that the concepts discussed above further the Stockholder interests because a significant part of executive compensation is based upon the Company achieving its marketing, sales and product development goals and other specific goals set by the board of directors. At the same time, the Compensation Committee believes that the program encourages responsible management of the Company in the short-term. The Compensation Committee regularly considers plan design so that the total program is as effective as possible in furthering Stockholder interests.

         The Compensation Committee bases its review on the experience of its own members, on information requested from management personnel, and on discussions with and information compiled by various independent consultants retained by the Company.


                                 Respectfully submitted,
                                 Compensation Committee:

                                 William R. Miller
                                 Frank T. Cary
                                 Michel C. Bergerac

         The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named executive officers who earned over $100,000 and were serving at the end of 1999, for services in all capacities to the Company, its subsidiaries and predecessors.

                                                        ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                                        -------------------                        ----------------------
                                                                                             SECURITIES
                                                                                             UNDERLYING
                                                                            OTHER ANNUAL      OPTIONS/         ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR    SALARY ($)    BONUS ($)   COMPENSATION      SARs (#)      COMPENSATION ($)
      ---------------------------         ----    ----------    ---------   ------------      --------      ----------------
Alan Kessman -- President and             1999    $391,393 (2)  $152,000         (3)          980,000          $1,773 (4)
Chief Executive Officer (1)               1998        $0           $0            (3)           20,000            $ --
                                          1997        $0           $0            (3)             --              $ --

Terrence W. Doyle -- Vice President,      1999    $191,100       $43,628         (3)           45,000            $ --
Research and Development                  1998    $183,750       $27,563         (3)            9,600            $ --
                                          1997    $174,549       $38,000         (3)             --              $ --

Thomas E. Klein -- Vice President,        1999    $163,800       $26,159         (3)           20,000            $ --
Finance, and Chief Financial Officer      1998    $157,500       $23,625         (3)            9,600            $ --
                                          1997    $148,486       $33,000         (3)             --              $ --

Thomas Mizelle -- Vice President,         1999    $191,100       $41,206         (3)           20,000            $ --
Operations, and Secretary                 1998    $183,750       $27,563         (3)            9,600            $ --
                                          1997    $173,362       $38,000         (3)             --              $ --

Bijan Almassian -- Vice President,        1999    $160,760       $30,896         (3)           12,500            $ --
Development                               1998    $153,400       $23,010         (3)           12,500            $ --
                                          1997    $140,000       $21,750         (3)           25,000            $ --

Ivan King -- Vice President,              1999    $152,250       $30,165         (3)           31,300            $ --
Research                                  1998    $137,500       $21,750         (3)           11,000            $ --
                                          1997    $121,475       $16,600         (3)           12,500            $ --

John A. Spears -- Former President        1999     $85,540         $0            (3)              0          $178,894 (6)
and Chief Executive Officer (5)           1998    $246,750       $37,013         (3)           12,000            $ --
                                          1997    $234,557       $61,000         (3)             --              $ --

----------------------------

(1) We are a party to an employment agreement with Mr. Kessman. See "--Employment Agreements." Mr. Kessman became our Chief Executive Officer in January 1999 and became our President in April 1999.

(2) Includes $324,726 paid pursuant to our January 1999 employment agreement with Mr. Kessman to PS Capital, LLC of which Mr. Kessman is a controlling member. See "--Employment Agreements."

(3) Aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the total salary and bonus reported for the indicated person.

(4) Consists of life insurance payments of $878 and disability insurance payments of $895.

(5) We were a party to an employment agreement with Mr. Spears. See "--Employment Agreements." Mr. Spears was our Chief Executive Officer until January 1999 and our President until April 1999.

(6)  Consists of severance paid to Mr. Spears.

         The following table sets forth the grant of stock options made during the year ended December 31, 1999 to the persons named in the Summary Compensation Table:


                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES OF
                               NUMBER OF         % OF TOTAL                                STOCK PRICE APPRECIATION
                               SECURITIES      OPTIONS GRANTED                                  FOR OPTION TERM
                               UNDERLYING      TO EMPLOYEES IN    EXERCISE   EXPIRATION   --------------------------
           NAME             OPTIONS GRANTED   FISCAL PERIOD (1)    PRICE        DATE          5%            10%
                                                                                              ($)           ($)
           (a)                    (b)                (c)            (d)          (e)          (f)           (g)
--------------------------   --------------   -----------------   ---------  -----------  -----------    -----------
Alan Kessman..............   700,000                   48.9%         $5.775    1/11/2009    2,542,308    6,442,702
                             120,000                    8.4%          $5.25    1/11/2009      396,204    1,004,057
                              60,000(2)                 4.2%         $5.775    1/11/2009      217,912      552,231
                              60,000(2)                 4.2%          $5.25    1/11/2009      198,102      502,028
                              40,000                    2.8%          $5.25    1/11/2009      132,068      334,685
Terrence W. Doyle.........    45,000                    3.2%         $6.063    5/20/2009      171,585      434,828
Thomas E. Klein...........    20,000                    1.4%         $6.063    5/20/2009       76,260      193,257
Thomas Mizelle............    20,000                    1.4%         $6.063    5/20/2009       76,260      193,257
Bijan Almassian...........    12,500                    0.9%        $4.6875     3/4/2009       36,849       93,383
Ivan King.................    14,000                    1.0%        $4.6875     3/4/2009       41,271      104,589
                              17,300                    1.2%         $6.063    5/20/2009       65,965      167,167

-------------------------

(1) Computed based on an aggregate of 1,430,375 shares issuable upon exercise of options granted to employees during the year ended December 31, 1999.

(2) Options were granted to CBK Associates, LLC, a family partnership, of which Mr. Kessman is a controlling member.

         The following table sets forth information with respect to stock options exercised in 1999 and unexercised stock options held by the persons named in the Summary Compensation Table at December 31, 1999.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


                                                            NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                         OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS AT
                                                                     (#)                  FISCAL YEAR-END ($) (1)
                                                         ------------------------------   ----------------------------
                              SHARES
                             ACQUIRED
                            ON EXERCISE        VALUE
NAME                           (#)          REALIZED ($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
---------------------      ------------  ---------------   ------------   -------------   -----------    -------------
Alan Kessman                    19,100         $0           205,900          775,000       $195,598       $298,430
Terrence W. Doyle               --             --            11,400           55,200        $24,862        $30,877
Thomas E. Klein                  2,400        $5,325        102,750           36,450       $223,688        $44,952
Thomas Mizelle                  12,500       $62,969        123,900           42,700       $252,987        $60,577
Bijan Almassian                 --             --            65,625           34,375       $133,887        $64,935
Ivan King                       --             --            59,000           45,800       $125,695        $57,667
John A. Spears                 348,042    $1,587,906           0                0              --             --

---------------------

(1) Computed based upon the difference between the closing price of the Company's Common Stock on December 31, 1999 ($6.125) and the exercise price.

EMPLOYMENT AGREEMENTS

         In October 1999, we entered into an employment agreement with Alan Kessman, our President and Chief Executive Officer. Pursuant to this agreement, which will terminate on December 31, 2003, Mr. Kessman receives a base salary of $400,000 per year and will be eligible for a bonus of up to 50% of his base salary based on the achievement of specified objectives. In the event Mr. Kessman's employment is terminated by us for any reason other than cause or disability, or if Mr. Kessman terminates for good reason, we are obligated to pay him the sum of two times his base salary, average annual bonus for the prior two years and continue payment of certain insurance costs on his behalf. The agreement further provides that if Mr. Kessman's employment is terminated on or after a change in control, he will be paid two and one-half times his base amount as defined in the agreement. This agreement replaced a prior agreement we entered into an agreement with Alan Kessman and PS Capital LLC, an entity of which Mr. Kessman is a member, which was effective January 11, 1999, pursuant to which Mr. Kessman served as our chief executive officer. Pursuant to the prior agreement, Mr. Kessman received a base salary of $400,000 per year. The prior agreement did not provide for any payments upon a change in control or any other severance payments. As an inducement to enter into the prior agreement, on January 11, 1999, we granted to Mr. Kessman options to purchase an aggregate of 980,000 shares of common stock. The foregoing grants consist of (1) an option to purchase 760,000 shares at an exercise price of $5.775, representing a 10% premium to the market price on the date prior to the date of grant, such option to vest 25% on July 11, 2000, 50% on July 11, 2001, 75% on July 11, 2002 and 100% on July 11, 2003 and
(2) an option to purchase 220,000 shares at an exercise price of $5.25, representing the market price on the date prior to the date of grant, such option having vested in full on July 11, 1999, six months from the date of grant.

         Effective January 16, 1998, we entered into an employment agreement with John A. Spears, then our President and Chief Executive Officer. The agreement was for a term of three years and provided for an annual base salary of $246,750. In the event of our termination of the employment agreement for any reason other than "just cause" or death, including a "change in control," we were required to pay Mr. Spears his base salary for the remaining term of the employment agreement through January 2001, subject to the obligation of Mr. Spears to mitigate damages by seeking new employment. We also had the right at any time after the first anniversary of the date of the agreement to terminate the employment agreement without cause upon ten days notice, upon payment to Mr. Spears of a single lump sum equal to one year's base salary, plus an amount equal to the average annual cash bonus paid to Mr. Spears during the prior two years. Mr. Spears was relieved of his obligations as Chief Executive Officer in January 1999 and was relieved of his obligations as President and as a director in April 1999. As a result, the employment agreement was terminated and we agreed to make bi-monthly payments to Mr. Spears in the same amounts as his base salary due pursuant to the separation and release agreement through the earlier of January 16, 2001 or the date on which Mr. Spears secures full-time employment; provided, we will receive a credit against such payments equal to 75% of any gross income earned by Mr. Spears from providing services as a part-time employee or consultant; and provided further, that Mr. Spears will receive a lump-sum payment of 40% of the balance of payments otherwise payable through January 16, 2001 if he secures full-time employment elsewhere, such amount to be payable only if we close an underwritten public offering resulting in gross proceeds to us of at least $10 million. Because Mr. Spears obtained a new position, we are no longer obligated for some these payments. We also agreed to pay Mr. Spears his 1998 bonus of $37,012.50, and Mr. Spears agreed to a lock-up provision regarding certain of the shares underlying his stock options and further agreed to a confidentiality covenant.

SEVERANCE AGREEMENTS

         Effective October 15, 1998, with respect to Thomas Mizelle, our Vice President, Operations, Terrence W. Doyle, our Vice President, Research and Development and Thomas E. Klein, our Vice President, Finance, and effective July 28, 1999 with respect to Ivan King, our Vice President Research and Bijan Almassian, our Vice President Development, we entered into severance agreements pursuant to which each of these officers would be entitled to certain payments in the event such officer loses his employment during the twelve-month period following a "change in control." Specifically, if a "change in control" occurs, the officer shall be entitled to a lump sum severance payment equal to the sum of twelve months of the officer's monthly base salary as in effect as of the date of termination or immediately prior to the change in control, whichever is greater, plus the average of the last two cash bonus payments made to the officer prior to the change in control. The officer would also be entitled to all payments necessary to provide him with group health insurance benefits substantially similar to those which he was receiving immediately prior to the date of termination until the earlier of 18 months after such termination or the date he has obtained new full-time employment. The foregoing amounts are not payable if termination of the officer is because of his death, by us for cause, or by the officer other than for good reason. For purposes of the severance agreements, a "change in control" means that (1) any person or entity becomes the beneficial owner of our securities representing 30 percent or more of the combined voting power of the then outstanding securities; (2) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the board, and any new director (other than a director designated by an acquiring person) whose election by the board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (3) our stockholders approve a merger or consolidation (other than certain recapitalizations).

PERFORMANCE GRAPH

         The following line graph compares the Company's cumulative total return on its Common Stock to (a) the change in the cumulative total return on the NASDAQ Composite Index for U.S. Companies and (b) the change in the cumulative total return on the Nasdaq Pharmaceutical Index, which includes biotechnology companies, assuming an investment of $100 made in each and assuming the reinvestment of any dividends, for the period beginning on the date of the Company's initial public offering of the Common Stock on August 14, 1995 and ending on December 31, 1999.

         [Performance Graph]


                             Vion Pharmaceuticals,              Nasdaq Total              Nasdaq Biotechnology
                                     Inc.                        U.S. Index                   and Drug Index
                             ---------------------              ------------              --------------------
08/14/1995                           100.00                       100.00                       100.00
12/31/1995                            45.00                       104.39                       122.40
12/31/1996                            61.25                       128.44                       122.78
12/31/1997                            72.50                       157.37                       126.81
12/31/1998                           100.00                       221.89                       161.32
12/31/1999                           122.50                       412.49                       299.15

                        PROPOSAL NO. 2 -- CLASSIFIED BOARD

PROPOSAL TO CONSIDER AND TAKE ACTION UPON APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCLUDE PROVISIONS RELATING TO THE ADOPTION OF A CLASSIFIED BOARD OF DIRECTORS.

         The Board of Directors currently consists of members who are selected to one-year terms at each annual meeting of the stockholders. The Board of Directors, by resolution adopted on September 7, 2000, unanimously approved and recommended for approval by the Company's stockholders an amendment to its Certificate of Incorporation ("Certificate") that would establish a classified board of directors.

         GENERAL

         A classified board is one in which a group or class of directors is elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors lengthier, which consequently would make a change in control of a corporation a lengthier and more difficult process. Under the classified board provisions, the Board of Directors would be divided into three classes, namely, Class I, Class II and Class III, with the number of directors in each class to be as nearly equal as possible, and with each class to be elected for a three-year term on a staggered basis.

         Following the implementation of the classified board provisions, all directors in Class I would initially serve a one-year term and would be eligible for re-election for a full three-year term at the annual meeting of the stockholders to be held in 2001; all directors in Class II would initially serve a two-year term and would be eligible for re-election for a full three-year term at the annual meeting of the stockholders in 2002; and all directors in Class III would serve a three-year term and would be eligible for re-election for a full three-year term at the annual meeting of the stockholders in 2003 or, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office or death. As a result, only one class of directors will be elected at each annual meeting of the stockholders, with the remaining classes continuing their respective two-year and three-year terms until their successors are duly elected and qualified or until earlier resignation, removal from office or death. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of the directors then remaining in office.

         The directors, who are nominated for election under Proposal One, will be divided into three classes as follows:

  Class I, serving until 2001  - Michel C. Bergerac, James Ferguson and Alan C.
                                 Sartorelli
  Class II, serving until 2002 - Frank T. Cary, Alan Kessman and Walter B.
                                 Wriston

         Class III, serving until 2003 - Charles K. MacDonald and
William R. Miller

         By approving Proposal Two, stockholders will be approving the classified board provisions, the election of the same directors who are nominated for election to the Board of Directors of the company under Proposal One, and the initial classification of those directors as set forth above.

         CLASSIFIED BOARD

         At each annual meeting, directors to replace those of a class whose term expires at such annual meeting shall be elected to hold office until the third succeeding annual meeting or until their respective successors shall have been duly elected and qualified. If the number of directors is later changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. Thus, stockholders will elect only one-third of the directors at each annual meeting of stockholders.

         The Board of Directors believes that dividing the directors into three classes is advantageous to the Company and its stockholders because by providing that directors will serve three-year terms rather than one-year terms, the likelihood of continuity and stability in the policies formulated by the Board will be enhanced. Although the Board of Directors is not aware of any problems experienced by the Company in the past with respect to such continuity and stability, the Board of Directors believes that a classified Board of Directors could decrease the likelihood of such problems arising in the future. In addition, the Board of Directors believes that a classified Board of Directors will assist the Company in attracting and retaining qualified persons to serve as members of the Board of Directors.

         The Board of Directors also believes that a classified board would, if adopted, reduce the possibility that a third party could effect an unsolicited change in control of the Company's Board of Directors. A classified board would likely allow the Board and management, if confronted by a proposal from a third party who has acquired a block of the Company's Common Stock, sufficient time to review the proposal and appropriate alternatives to the proposal and to attempt to negotiate a better transaction, if possible, for the stockholders.

         The Board of Directors for the Company believes that if a potential acquiror were to purchase a significant or controlling interest in the Company, such potential acquiror's ability to remove the Company's directors and obtain control of the Board and thereby remove the Company's management would severely curtail the Company's ability to negotiate effectively with such potential acquiror. The threat of obtaining control of the Board may deprive the Board of Directors the time and information necessary to evaluate the proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken.

         Since the creation of a classified board will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board, even if the takeover bidder were to acquire a majority of the Company's outstanding Common Stock, the existence of a classified board could tend to discourage certain tender offers which stockholders might feel would be in their best interests. Because tender offers for control usually involve a purchase price higher than the current market price, the creation of a classified board could also discourage open market purchases by a potential takeover bidder. Such tender offers or open market purchases could increase the market price of the Company's stock, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the creation of a classified board could make the Company's Common Stock less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt develops. Since these provisions will make the removal of a director more difficult, it will increase the directors' security in their positions and, since the Board has the power to retain and discharge management, would tend to perpetuate incumbent management. In addition, the additional time required to change control of the Board makes it more difficult for stockholders to change the composition of the Board even if they believe such a change desirable.

         If the stockholders approve these classified board provisions as proposed, the Company would file a Certificate of Amendment to the Certificate with the Delaware Secretary of State incorporating the provisions set forth in Appendix C.

VOTE REQUIRED

         The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required for the adoption of this proposal. In addition, the affirmative vote of holders of a majority of the shares of Class A Preferred Stock, voting as a separate class, is required. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED FOR APPROVAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION AND TO ADOPT THE PROVISIONS RELATING TO A CLASSIFIED BOARD OF DIRECTORS.

                  PROPOSAL NO. 3 -- APPROVAL OF THE ADOPTION OF
                        2000 EMPLOYEE STOCK PURCHASE PLAN

         The Board of Directors of the Company has adopted, subject to stockholder approval at the Company's Annual Meeting of Stockholders, Vion Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan (the "Employee Purchase Plan").

         The Company's Board of Directors believes that the Employee Purchase Plan will encourage broader stock ownership by employees who might not otherwise own Common Stock and who, as owners of Common Stock, will have a greater incentive to contribute to the profitability and long term growth of the Company.

         The principal features of the Employee Purchase Plan are summarized below. This summary is qualified in its entirety by the provisions of the Employee Purchase Plan, a copy of which is attached hereto as Appendix D.


         The Employee Purchase Plan allows eligible employees to authorize payroll deductions for the periodic purchase of the Company's Common Stock at a price generally equal to 85% of the lesser of the fair market value of a share of Common Stock on the first day of an offering period or the last trading day of an offering period.

         In general, all employees of the Company and its subsidiaries are eligible to participate in the Employee Purchase Plan if they have completed at least six months of employment and customarily work 20 hours or more per week. For purposes of the Employee Purchase Plan, a subsidiary is any corporation at least 50% of the stock of which is owned directly or indirectly by the Company. Non-employee directors are not eligible to participate in the Employee Purchase Plan.

         Subject to appropriate adjustment for stock splits and other capital changes, the Company may sell a total of 450,000 shares of its Common Stock under the Employee Purchase Plan and the maximum number of shares of Common Stock a participant may purchase during any offering period is 2,000 shares. Shares sold under the Employee Purchase Plan may be authorized and unissued or held by the Company in its treasury. The Company may purchase shares for resale under the Employee Purchase Plan. The closing price of the Common Stock on September 14, 2000 was $15.1875.

         Participation in the Employee Purchase Plan is completely voluntary. Employees who choose to enroll in the Employee Purchase Plan must designate the portion of their base cash compensation (limited to 10%) to be withheld during each offering period under the Employee Purchase Plan. Unless changed, an offering period is each six-month period. If the Employee Purchase Plan is approved by the Company's stockholders, it is anticipated that the first offering period will be the six month period beginning on January 1, 2001.
An employee's payroll deductions will be adjusted downward or refunded to the extent necessary to ensure that he or she will not purchase during any calendar year Common Stock that has a fair market value greater than $25,000 (determined under the rules of the Internal Revenue Service).

         The amount of an employee's payroll deductions under the Employee Purchase Plan will be credited to an unfunded, bookkeeping account maintained in the employee's name. At the end of each offering period, the amount credited to a participant's account will be applied to the purchase of shares of Common Stock from the Company at a price equal to 85% of the lesser of the fair market value of a share of Common Stock on the first day of an offering period or the last trading day of an offering period.

         An employee may elect to terminate his or her participation during an offering period. An employee's participation will automatically terminate upon the termination for any reason of his or her employment with the Company and its subsidiaries. Upon termination of participation, payroll deductions will cease and the amount credited to the participant's account (representing previous uninvested payroll deductions) will be paid in cash to the participant (or the participant's beneficiary). A participant who voluntarily withdraws from the Employee Purchase Plan during an offering period may re-enroll for any subsequent offering period for which he or she is an eligible employee.

         The Employee Purchase Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Employee Purchase Plan, the Compensation Committee, acting in its sole and absolute discretion, will have full power and authority to construe, interpret and apply the terms of the Employee Purchase Plan. The Board of Directors may amend or terminate the Employee Purchase Plan at any time, subject to stockholder approval in the case of amendments changing the class of corporations whose employees are eligible to participate in the Employee Purchase Plan, increasing the number of shares of Common Stock which may be sold under the Employee Purchase Plan or otherwise requiring stockholder approval under applicable law.

         The Employee Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Amounts withheld from an employee's pay under the Employee Purchase Plan constitute ordinary income as if such amounts had been paid outright. No income is realized by an employee upon the purchase of shares at the end of an offering period. A participant may realize ordinary income upon a sale or other disposition of shares acquired under the Employee Purchase Plan. In general, if the sale or other disposition occurs more than two years after the beginning of the offering period in which the shares were acquired, then gain realized will be treated as ordinary income in an amount up to the lesser of (i) the excess of the fair market value of the shares at the time of sale or other disposition over the amount paid, or (ii) the excess of the fair market value of the shares at the beginning of the offering period over the option price. The balance of the gain, if any, will be treated as long-term capital gain. If the sale or other disposition occurs within said two-year period, then the employee will realize ordinary income equal to the 15% purchase price discount and the amount of the ordinary income will be added to the employee's basis for the shares in determining the capital gain or loss realized on the sale. The Company will be entitled to a deduction equal to the ordinary income realized by an employee who sells.

THE EMPLOYEE PURCHASE PLAN IS NOT QUALIFIED UNDER SECTION 401(a) OF THE CODE.

         It is not possible at this time to determine who may elect to participate in the Employee Purchase Plan. Such election will be made by each eligible participant.

VOTE REQUIRED

         The affirmative vote of holders of a majority of the shares of Common Stock and Class A Preferred Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" or a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

         THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 3 -- APPROVAL OF THE ADOPTION OF VION PHARMACEUTICALS, INC. EMPLOYEE STOCK PURCHASE PLAN" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                 PROPOSAL NO. 4 -- RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since 1995. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection were ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

VOTE REQUIRED

         The affirmative vote of holders of a majority of the aggregate voting power of Common Stock and Class A Preferred Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

         THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 4 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                              CERTAIN TRANSACTIONS

         Michael Kent, a former director, is a principal of an executive search firm that has rendered services for us. We paid the firm $60,000 for services rendered for the year ended December 31, 1999 and $120,000 for services rendered for the fiscal year ended December 31, 1998.

         We and Dr. Alan Sartorelli, one of our directors, who is affiliated with Yale University, entered into a five year consulting agreement on September 29, 1995 providing for various advisory services that is renewable for one additional year. Under the agreement, Dr. Sartorelli receives an annual fee of $48,000.

         On August 27, 1998, Elliott Associates, L.P., together with Westgate International, L.P., two of our principal stockholders, exercised their rights as holders of the 5% Convertible Preferred Stock Series 1998, to nominate a candidate for election to our board of directors. That candidate, Alan Kessman, is now our President and Chief Executive Officer, as well as a director. In addition, Charles MacDonald, one of our nominees for our Board of Directors, is the principal of Morgandane Management Corp., which currently acts as a consultant to Elliott Associates, L.P., and Westgate International, L.P.

         In April 1999, we completed a private placement of 893,915 shares of our common stock. 446,957 of these shares were sold to Elliott Associates, L.P. and Westgate International, L.P., two of our principal stockholders. All shares were sold at a price of approximately $4.47 per share, which was 90% of the average closing price of the common stock on the Nasdaq SmallCap Market for the 10 consecutive trading days immediately prior to April 8, 1999, for aggregate proceeds of $4,000,000.

                              STOCKHOLDER PROPOSALS

         All stockholder proposals which are intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company no later than February 15, 2001 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

         The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on those matters in accordance with their best judgment. The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.


                                       By Order of the Board of Directors

                                       THOMAS MIZELLE
                                       Secretary

Dated: September 14, 2000

                                   APPENDIX A

                           VION PHARMACEUTICALS, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 23, 2000

         Alan Kessman and Thomas Mizelle, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock or Class A Convertible Preferred Stock of Vion Pharmaceuticals, Inc. held of record by the undersigned on September 14, 2000, at the Annual Meeting of Stockholders to be held at 3:00 p.m. on Monday, October 23, 2000, at the Kitano Hotel, 66 Park Avenue, New York, New York 10016, and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2, 3 AND 4.

         (Continued And To Be Signed On Reverse Side.)

         X   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.


                                                        FOR          WITHHOLD            FOR ALL
                                                   ALL NOMINEES         ALL              EXCEPT:

1.   Nominees for the Board of Directors:               [ ]             [ ]                 [ ]
     01) WILLIAM R. MILLER, 02) ALAN KESSMAN,
     03) MICHAEL C. BERGERAC, 04) FRANK T.
     CARY, 05) JAMES L. FERGUSON, 06) ALAN C.
     SARTORELLI, Ph.D., 07) WALTER B. WRISTON
     AND 08) CHARLES K. MacDONALD.

                  When you mark "For All Except," write the nominee's number on the line below:


                  --------------------------------------------------------------------------------

                                                        FOR             AGAINST            ABSTAIN
2.   Approval of Amendment to the
     Certificate of Incorporation                       [ ]               [ ]                [ ]
3.   Approval of Adoption of the 2000
     Employee Stock Purchase Plan:                      [ ]               [ ]                [ ]
4.   Approval of Appointment of
     Ernst & Young LLP as the
     Company's Independent                              [ ]               [ ]                [ ]
     Auditors:



Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

Important: Please sign exactly as name appears below. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE: -----------------------------

SIGNATURE IF HELD JOINTLY: -----------------------------

DATED --------, 2000


The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. Please sign, date and return this proxy card promptly using the enclosed envelope.

                                   APPENDIX B

                           VION PHARMACEUTICALS, INC.

                             AUDIT COMMITTEE CHARTER

MISSION STATEMENT

         The Audit Committee (the "Committee") will assist the board of directors in fulfilling their oversight and monitoring responsibilities to the stockholders relating to corporate accounting, reporting practices of the company, financial controls, capital structure of the company, borrowing and repayment of funds by the company, and other matters related to the preparation of the audited financial statements and financing of the company. In performing its duties, the Committee will maintain effective working relationships with the board of directors, and oversight of the independent accountants, the internal auditors, and the financial management of the company. The independent accountants shall ultimately be accountable to the board of directors and the Committee. To effectively perform his or her role, each committee member will obtain an understanding of the responsibilities of committee membership as well as the company's business operations and risks.

ORGANIZATION

         The Committee shall be composed solely of directors who are independent of management and the company, as defined by the listing requirements of the Nasdaq Stock Market. A director who does not meet these requirements may be appointed to the Committee if the board under exceptional and limited circumstances, determines that membership on the Committee by the individual is required for the best interests of the company and its stockholders. There shall be at least three directors of the Committee each of whom, as determined by the board, shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

         The members of the Committee and its Chairperson shall be elected by the board of directors. The Committee shall meet at such times and from time-to-time as it deems to be appropriate, but not less than two times per year. The Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

RESPONSIBILITIES

         It is the overriding responsibility of the Committee to oversee management, the independent accountants and the internal auditors. It is the responsibility of those parties to ensure that adequate internal controls are in place and that financial reports are completed in conformity with generally accepted accounting principles ("GAAP"). The responsibility of the Committee is one of oversight and due diligence.

General Responsibilities:

         Provide an open environment of communication among the internal auditors, the independent accountants and the board of directors.

         Recommend to the board of directors the selection, evaluation, and compensation of the independent accountants and, when appropriate, recommend their replacement to the board.

         Review and concur in the appointment, reassignment or dismissal of the director of internal audit, if there is one employed.

         Ensure there are oral communications and receipt of a written statement at least annually from the independent accountants delineating all relationships between the independent accountants and the company, consistent with Independent Standards Board Standard 1 that may impact their objectivity and independence and take, or recommend that the board take appropriate action in response to such disclosure to monitor their independence.

         Meet as required, with the director of internal audit (if there is one), the independent accountants, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

         If the Committee determines it to be appropriate, institute special investigations and/or hire special counsel or experts.

         Periodically review the results of the company's employee compliance assessment of its code of conduct.

         Periodically review with management environmental compliance policies, programs and significant matters.

         On an annual basis, review, and update as necessary the Committee's charter.

         Provide all information necessary for compliance with the reporting requirements of the Securities and Exchange Commission and Nasdaq Stock Market

         Maintain minutes or other records of meetings and activities of the Committee.

         Report Committee actions to the board of directors with such recommendations as the Committee may deem appropriate.

Internal Control Responsibilities:

         Meet with the independent accountants, financial management and the director of internal audit of the company (when and if hired) to review the scope of the proposed independent audit for the current year and the audit procedures to be utilized, and, at the conclusion thereof, review such audit.

         Review with the independent accountants, the company's director of internal audit (if there is one) and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for improvement.

         Review the activities of the internal audit function including: its objectivity and the authority of its reporting obligations, the proposed internal audit plan and the resources required to performed its obligations.

         Review the results of completed internal audits and significant deviations from the internal audit plan.

Financial Reporting Responsibilities:

         Review significant accounting and reporting issues and legal and regulatory matters, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

         Review the annual financial statements with management and the independent accountants to determine that the independent accountants are satisfied with the disclose and content of the financial statements to be present to the Stockholders. Any changes in accounting principles should be reviewed. Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

         With respect to interim financial information the Committee's Chairman will meet with management and the independent public accountants to discuss the quarterly review results and require communications under Statements on Auditing Standards No. 90 prior to any interim filings with the SEC.


Other Responsibilities:

         Review with management and make recommendations to the board related to the following areas:

               The company's financing strategy
               Debit and equity financings
               The global corporate legal and tax structure
               Share repurchases
               Dividend policy

         Review with management and report to the board of directors as appropriate on the status and results of major capital projects and other major business transactions.

         The responsibilities of a member of the Committee are in addition to those for a member of the board of directors. While the committee has the responsibilities and powers set forth in the charter, it is not the duty of the Committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the company's code of conduct.

                                   APPENDIX C

                            CERTIFICATE OF AMENDMENT
                                       TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                           VION PHARMACEUTICALS, INC.

                  VION PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                  FIRST: That by unanimous consent of the Board of Directors of the Corporation at a meeting on September 7, 2000, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The proposed amendment to the Corporation's Certification of Incorporation is as follows:

                  SECOND: The Corporation's Certificate of Incorporation is amended to add a new Article Twelve thereto which shall read in its entirety as follows:

                          "Twelve: A. Directors shall be divided into three classes, as nearly equal in number as possible. The initial term of office of the first class shall expire on the day of the first annual meeting of stockholders following the end of the 2000 fiscal year (the "2000 Annual Meeting");
         the initial term of office of the second class shall expire on the day of the annual meeting of stockholders next succeeding the 2000 Annual Meeting; and the initial term of office of the third class shall expire on the day of the second annual meeting of stockholders succeeding the 2000 Annual Meeting. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, any vacancies in the Board of Directors for any reason, including unfilled vacancies resulting from the removal of directors for cause, and newly created directorships, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

                          B. Notwithstanding anything contained in this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal, or adopt any provision inconsistent with, this Article Twelve."

                  THIRD: That pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation and was duly adopted by the stockholders of the Corporation pursuant to a written consent in accordance with the applicable provisions of Section 228 of the General Corporation Law of Delaware, and in accordance with such Section 228 written notice has been given to those stockholders who have not consented in writing.

                  FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

                  IN WITNESS WHEREOF, the undersigned have signed this Certificate and affirm, under penalties of perjury that the Certificate is the act and deed of the corporation and the facts stated herein are true.

Date:
       ------------------------------------------       ------------------------
                                                        President

ATTEST

------------------------

                                   APPENDIX D

                           VION PHARMACEUTICALS, INC.

                        2000 EMPLOYEE STOCK PURCHASE PLAN

         1. Purpose. The purpose of the Vion Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan is to provide Eligible Employees of the Company and its Subsidiaries with a means to acquire shares of Common Stock through payroll deductions. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code and will be interpreted and construed accordingly.

         2. Definitions. For purposes of the Plan, the following terms have the following meanings:


            (a) "ACCOUNT" shall mean the bookkeeping account established in the name of each Participant to reflect the payroll deductions made on behalf of the Participant.

            (b) "BOARD" shall mean the Board of Directors of the Company.

            (c) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

            (d) "COMMITTEE" shall mean the committee appointed by the Board to administer the Plan pursuant to Section 4.

            (e) "COMMON STOCK" shall mean the Company's common stock, par value, $0.01.

            (f) "COMPANY" shall mean Vion Pharmaceuticals, Inc., a Delaware corporation, and any successor thereto.

            (g) "COMPENSATION" shall mean the base compensation paid by the Company or a Subsidiary to a Participant which is required to be reported as wages on the Participant's Form W-2, including such additional amounts which are not includable in gross income by reason of Sections 125, 402(e)(3) or 402(h)(1)(B) of the Code, and excluding any bonuses, overtime pay, severance, sick leave, expense and relocation allowances, gains from the exercise of stock options and other irregular payments (except commissions).

            (h) "ELIGIBLE EMPLOYEE" shall mean, with respect to an Offering Period, any individual, who is an employee of the Company or a Subsidiary on the Enrollment Date and satisfies each of the following criteria:


               (1) the employee does not immediately after the grant, directly or indirectly, own stock (as defined by the Code) and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a "parent corporation" or Subsidiary of the Company;

               (2) the employee has been employed by the Company or its Subsidiaries for at least six (6) months, provided that the Committee may, on a uniform and nondiscriminatory basis, decrease or increase (but not in excess of two (2) years) such minimum employment period for future Offering Periods;

               (3) the employee's customary employment is for twenty (20) hours or more per week, provided that the Committee may, on a uniform and nondiscriminatory basis, decrease this minimum hours requirement for future Offering Periods; and

               (4) if specified by the Committee for a future Offering Period, the employee customarily works a minimum of five (5) months per year or any lesser number of months established by the Committee.


If the Committee permits any Eligible Employee of a Subsidiary to participate in the Plan during an Offering Period, then all Eligible Employees of that Subsidiary shall also be permitted to participate in the Plan during such Offering Period.

            (i) "ENROLLMENT DATE" shall mean the first day of an Offering
Period.

            (j) "EXERCISE DATE" shall mean the last trading day of an Offering Period.

            (k) "FAIR MARKET VALUE" shall mean, as of any date, the closing sale price per share of Common Stock as published by the principal national securities exchange on which the Common Stock is traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the close of trading on such date, or if shares of the Common Stock are not listed on a national securities exchange on such date, the last reported trading price or, if none, the average of the bid and asked prices in the over-the-counter market at the close of trading on such date, or if the Common Stock is not traded on a national securities exchange or the over-the-counter market, the value of a share of the Common Stock on such date as determined in good-faith by the Committee.

            (l) "OFFERING PERIOD" shall mean the six month period commencing on January 1, 2001 or such later date as established by the Committee, and each successive six months thereafter. To the extent permitted under Section 423 of the Code, the Committee shall have the power to change the duration of future Offering Periods and the commencement dates thereof.

            (m) "PARTICIPANT" shall mean any Eligible Employee for whom an Account is maintained under the Plan.

            (n) "PURCHASE PRICE" shall mean, subject to adjustment pursuant to
Section 10 hereof, eighty-five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (i) the Enrollment Date or (ii) the Exercise Date.

            (o) "PLAN" shall mean this Vion Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan, as amended from time to time.

            (p) "SUBSIDIARY" shall mean any "subsidiary corporation" of the Company (within the meaning of Section 424(f) of the Code) that is designated by the Committee as an eligible Subsidiary under the Plan from time to time.

         3. Available Shares. Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be issued under the Plan shall not exceed 450,000 shares. Such shares may be either authorized and unissued or held by the Company in its treasury. The Committee may cause the Company to purchase previously issued and outstanding shares of Common Stock in order to enable the Company to satisfy its obligations hereunder. Subject to adjustment pursuant to Section 10 or as otherwise determined by the Board prior to the commencement of any Offering Period, the maximum number of shares of Common Stock a Participant may purchase during any Offering Period shall not exceed 2,000 shares.

         4. Administration. The Plan shall be administered by the Company's Compensation Committee or such other committee appointed by the Board from time to time. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to interpret the provisions of the Plan, to change the time covered by an Offering Period, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by written consent. The decision of the Committee, including questions of construction, interpretation and administration, shall be final, binding and conclusive on all persons. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or of a Subsidiary who provides assistance or performs services in connection with the administration or interpretation of the Plan against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or willful misconduct.

         5. Eligibility and Enrollment. An Eligible Employee shall become a Participant on the first Enrollment Date occurring on or after his or her satisfaction of the Plan's eligibility requirements and completion of a Plan enrollment form authorizing payroll deductions. Such enrollment form must be filed with the Company prior to the applicable Offering Period and during the enrollment period established by the Company. Payroll deductions for a Participant shall commence with the first payroll and shall end with the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant in accordance with the provisions hereof. Notwithstanding any provisions of the Plan to the contrary, to the extent required by applicable law, no Participant may be granted the right to purchase Common Stock under the Plan if and to the extent that the Participant's right to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or a Subsidiary would accrue at a rate which exceeds $25,000 in Fair Market Value (determined at the time of grant) in accordance with the Code for each calendar year in which such right is outstanding.

         6. Payroll Deduction. At the time a Participant enrolls in the Plan, he or she must elect the amount to be deducted from each paycheck during the Offering Period(s) covered by the election, provided that (i) unless otherwise determined by the Committee with respect to future Offering Periods, no more than TEN PERCENT (10%) of a Participant's Compensation may be withheld under the Plan on any pay date, and (ii) the Committee, acting in its discretion and in a uniform and nondiscriminatory manner, may establish a minimum required amount or percentage of Compensation which must be withheld during an Offering Period. All payroll deductions made for a Participant shall be credited to the Participant's Account. Interest shall not accrue on any amounts credited to a Participant's Account. The rate of a Participant's contribution, once established, shall remain in effect for all subsequent Offering Periods unless changed by the Participant in writing at such time and in such manner as the Committee may prescribe.

         7. Purchase of Shares. On each Exercise Date, the amount credited to a Participant's Account shall be used to purchase a number of shares of Common Stock, the number of which will be determined by dividing the amount credited to the Participant's Account by the Purchase Price per share. Any amount remaining in the Participant's Account shall be credited to the Participant's Account as of the beginning of the next Offering Period. If the total number of shares of Common Stock to be purchased as of an Exercise Date, when aggregated with shares of Common Stock previously-purchased under the Plan, exceeds the number of shares then authorized under the Plan, a pro-rata allocation of the available shares shall be made among the Participants based upon the amounts in their respective Accounts as of the Exercise Date.

         8. Discontinuance or Withdrawal; Withholding Changes.

            (a) Discontinuance or Withdrawal. At any time during an Offering Period, a Participant may notify the Company that he or she wishes to discontinue contributions under the Plan. This notice shall be in writing and shall become effective as soon as practicable following its receipt by the Company. A Participant may elect to withdraw all, but not less than all, of the amount of his or her Account at any time during an Offering Period, except on the Exercise Date with respect to that Offering Period. If a withdrawal is made during an Offering Period, no further contributions shall be permitted during that Offering Period by the withdrawing Participant.

            (b) Withholding Changes. At any time during an Offering Period, a Participant may increase or decrease the rate of his or her payroll deductions by completing or filing with the Company a new enrollment form authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of payroll deduction rate changes during any Offering Period. The change in rate shall be effective as soon as practicable following the Company's receipt of the new enrollment form.

            (c) Termination of Employment. Any Participant whose employment with the Company and its Subsidiaries is terminated for any reason before an Exercise Date shall thereupon cease being a Participant. The total amount credited to the Participant's Account during the Offering Period shall be returned to the Participant or, in the case of a deceased Participant, to the Participant's beneficiary, as soon as practicable after the Participant's termination of employment.

         9. Rights as a Stockholder. No shares of Common Stock shall be issued under the Plan until full payment therefor has been made. A Participant shall have no rights as a stockholder with respect to any shares until the date a stock certificate for such shares is issued to him or her. Except as otherwise specifically provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

         10. Capital Changes; Reorganization; Sale.

               (a) Adjustments Upon Changes in Capitalization. The aggregate number and class of shares of Common Stock which may be issued under the Plan and purchased by a Participant, as well as the number and class of shares of Common Stock and the price per share covered by each right outstanding under the Plan which has not yet been exercised, shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of a stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization.

               (b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), each Participant shall be permitted to purchase Common Stock with the balance of his or her Account immediately prior to such Exchange Transaction, and any amount credited to a Participant's Account which is not used to purchase Common Stock before the Exchange Transaction shall be distributed to the Participant. Notwithstanding the preceding sentence,
(i) if, as part of the Exchange

Transaction, the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then the rights of all Participants to purchase shares of Common Stock shall be converted into rights to purchase shares of Exchange Stock on an economically equivalent basis; and (ii) the Board, acting in its discretion, may suspend operation of the Plan as of any date that occurs after a contract is made which, if consummated, would result in an Exchange Transaction and before the Exchange Transaction is consummated.

               (c) Definition of Exchange Transaction. For purposes hereof, the term "Exchange Transaction" shall mean a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

               (d) Determination of Board to be Final. All adjustments under this Section 10 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

         11. Amendment and Termination. The Board may amend or terminate the Plan at any time; provided, however, that, except as otherwise provided in
Section 10 hereof, any amendment which increases the aggregate number of shares of Common Stock which may be issued under the Plan, modifies the corporations or class of corporations whose employees are offered options under the Plan or otherwise requires stockholder approval under applicable law shall be subject to the approval of the Company's stockholders.

         12. Transferability. The rights of a Participant to purchase Common Stock under the Plan are not assignable or transferable and may only be exercised during the Participant's lifetime by the Participant. A Participant may file a written designation of a beneficiary who is to receive the amount credited to the Participant's Account in the event of the Participant's death during an Offering Period. A Participant's beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a validly designated beneficiary who is living at the time of the Participant's death, the Participant's estate shall be deemed to be his or her designated beneficiary.

         13. No Rights Conferred. Nothing contained in the Plan shall be deemed to give any individual any right to be retained in the employ of the Company and its Subsidiaries or to interfere with the right of the Company and its Subsidiaries to discharge him or her at any time.

         14. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

         15. Legal Requirements. The Committee may impose such other conditions with respect to the purchase of Common Stock hereunder, including, without limitation, any conditions relating to the application of federal or state securities laws and/or any exchange or listing requirements as it may deem necessary or advisable.

         16. Governing Law. The Plan shall be governed by the laws of the State of New York, without regard to its principles of conflicts of law.

         17. Decisions and Determinations. Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final, binding and conclusive.

         18. Effective Date. The Plan shall be effective on March 2, 2000, the date on which the Plan was adopted by the Board, subject to approval by the Company's stockholders within twelve (12) months thereafter.